Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

November 7, 2006

Education Management LLC

Education Management Finance Corp.

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (together, the “Issuers”), and the subsidiaries of the Issuers listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Issuers of $375,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Senior Guarantees”) with respect to the Senior Exchange Notes and (ii) the issuance by the Issuers of $385,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Exchange Notes. The Senior Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of June 1, 2006, (the “Senior Indenture”) among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”), and the Senior Subordinated Exchange Notes and the Senior Subordinated Guarantees will be issued under an indenture dated as of June 1, 2006 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee. The Senior Exchange Notes will be offered by the Issuers in exchange for $375,000,000 aggregate principal amount of its outstanding 8 3/4% Senior Notes due 2014 and the Senior

Education Management LLC	November 7, 2006
Education Management Finance Corp.

Subordinated Exchange Notes will be offered by the Issuers in exchange for $385,000,000 aggregate principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2016.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon consummation of the respective exchanges described above, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon consummation of the respective exchanges and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Education Management LLC	November 7, 2006
Education Management Finance Corp.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Georgia, (ii) the laws of the State of Illinois, (iii) the laws of the state of Minnesota or (iv) the laws of the States of Pennsylvania or Texas, we have relied upon (a) the opinion of Greenberg Traurig, LLP, dated the date hereof, (b) the opinion of Morgan, Lewis & Bockius LLP, dated the date hereof, (c) the opinion of Dorsey & Whitney LLP, dated the date hereof and (d) the opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, dated the date hereof, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the States of Georgia, Illinois, Minnesota, Pennsylvania and Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

AID Restaurant, Inc.

AIH Restaurant, Inc.

AIIM Restaurant, Inc.

Argosy University Family Center, Inc.

Brown Mackie Holding Company

The Connecting Link, Inc.

EDMC Aviation, Inc.

EDMC Marketing and Advertising, Inc.

Higher Education Services, Inc.

MCM University Plaza, Inc.